EXHIBIT 3(i)(f)


                                    COMPOSITE

                          CERTIFICATE OF INCORPORATION,

                                   AS AMENDED

                                     - of-

                            MILGRAY ELECTRONICS, INC.

                            *  *  *  *  *  *  *  *  *


          FIRST:    The name of the corporation shall be MILGRAY ELECTRONICS,

INC.


          SECOND:   The purpose for which it is to be formed are as follows:

          A. To buy, sell, deal in, design, patent, manufacture, import, export and generally deal in radio, television, electronics, wireless telegraph and wireless telephone and other communication and amplifying instruments and parts thereof and equipment therefor, and to install the same; to conduct tests and give exhibitions of radio, television, electronics, wireless telegraph and wireless telephone and other communication and amplifying instruments and parts thereof.

          B. To buy, sell import, export, manufacture and generally deal in, as principal, agent or broker, goods, wares and merchandise or personal property of any kind, nature and description.

          C. To purchase or otherwise acquire real estate and leaseholds or any interest therein, in addition to such as may be necessary for the purposes hereinbefore expressed, and to own, hold or improve, sell and deal in the same.

          D. To purchase or otherwise acquire real and personal property of any and all kinds that may be lawfully acquired and held by a business corporation, and in particular lands, leaseholds, shares of stock, mortgages, bonds, debentures, and other securities, merchandise, book debts and claims, copyrights, manuscripts, trade marks, trade names, brands, labels, patents, caveats and patent rights, licenses, grants and concessions and any interest in real or personal property.



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            E.   To borrow money, and, from time to time, to make, accept,
                 endorse, execute and issue bonds, debentures, promissory notes, bills of exchange and other obligations of the corporation for monies borrowed or in payment for property acquired or for any of the other objects or purposes of the corporation or its business, and to secure the payment of any such obligation by mortgage, pledge, deed, indenture, agreement or other instrument of trust, or by other lien upon, assignment of or agreement in regard to, all or any part of the property, rights or privileges of the corporation wherever situated, whether now owned or hereafter to be acquired.

            F. To enter into, make, perform and carry out contracts of every kind, which may be necessary for or incidental to the business of the corporation, with any person, firm, corporation, private, public or municipal body politic, under the government of the United States, or any territory, district, protectorate, dependency or insular or other possession or acquisition of the United States, or any foreign government, so far as, and to the extent that, the same may be done and performed by a corporation organized under the Stock Corporation law.

            G. To purchase or otherwise acquire all or any part of the business, good will, rights, property and assets of all kinds and assume all or any part of the liabilities of any corporation, association, partnership or person engaged in any business included in the foregoing purposes and objects, or incidental thereto.

            H. To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or associated with other corporations, firms or individuals, and to do any other act or acts, thing or things incidental or pertaining to, or growing out of, or connected with the aforesaid business, or powers or any part or parts thereof, provided the same be not inconsistent with the law under which this corporation is organized.

            I. The purposes and powers specified in the clauses contained in article "SECOND" of this certificate shall, except when otherwise expressed in said

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                 article, be in no ways limited or restricted by reference to, or inference from, the terms of any other clause of this or any other article in this certificate, but the purposes and powers specified in each of the clauses of this article shall be regarded as independent purposes and powers, and the specifications herein contained of particular powers of the corporation is not intended to be and is not in limitation but in furtherance of the powers granted to corporations organized under the Stock Corporation Law under, and in pursuance of the provisions of which this corporation is formed.

                 This corporation may, pursuant to Section 18 of the Stock Corporation Law, purchase, acquire, hold and dispose of the stocks, bonds and other evidences of indebtedness of any corporation, domestic or foreign and issue in exchange therefor its stock, bonds or other obligations.


            THIRD:    The amount of the authorized capital stock of the

  corporation is fifteen million dollars ($15,000,000).


            FOURTH:   The number of shares of which the capital stock is to

  consist of is sixty million (60,000,000) of the par value of twenty-five cents

  ($.25) each, all of which are to be of the same class.


            FIFTH:    The office of the corporation shall be located at

  Farmingdale, Town of Babylon, County of Suffolk, State of New York, and the

  address to which the Secretary of State shall mail a copy of process in any action or proceeding against the corporation which may be served upon him, is

  77 Schmitt Boulevard, Farmingdale, New York 11735.


            SIXTH:    The duration of the corporation shall be perpetual.


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          SEVENTH:  The number of its directors shall be not less than three (3) nor more than eleven (11).  Directors need not be stockholders.

          EIGHTH:  The Secretary of the State of New York is hereby

designated as the agent of the corporation upon whom process in any action or proceeding may be served.

          NINTH:  No stockholder, as such, shall have any pre-emptive or similar right to have first offered to him any part of any presently or hereafter authorized stock, or options, warrants, bonds, debentures, notes or securities convertible into stock of the corporation which may at any time or times be issued or sold by the corporation.  This provision shall operate to defeat all pre-emptive rights of any and all stock and classes of stock of the corporation now authorized or which the corporation may hereafter be authorized to issue by any amendment or amendments to the

Certificate of Incorporation.  Any and all stock of the corporation presently authorized or which may hereafter be authorized and any and all such options, warrants, bonds, debentures, notes or other securities may at any time or from time to time be issued or sold, contracted for sale or disposed of by the corporation to such persons and upon such conditions as may to the Board of Directors seem proper or advisable without first being offered to the then existing stockholders.


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          TENTH:  A director of this corporation shall not be liable to the corporation or its stockholders for damages for any breach of duty in such capacity, except for (i) the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith, or involved intentional misconduct or a knowing violation of law, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or that his acts violated Section 719 of the New York Business Corporation Law, or (ii) the

liability of any director for any act or omission prior to the adoption of this Article TENTH in accordance with the New York Business Corporation

Law.